Exhibit 12.1 Statement Regarding Computation of Ratios

Astoria Financial Corporation's computation of consolidated ratio of earnings to fixed charges was as follows for the periods indicated.

	For the
	Three Months Ended
	March 31,				For the Year Ended December 31,
(Dollars in Thousands)	2012		2011		2011		2010		2009		2008		2007

Computation of Consolidated Ratio of Earnings to
Fixed Charges Including Interest on Deposits:

Income before income tax expense	$15,562		$42,953		$105,924		$114,837		$38,514		$104,304		$175,545
Income tax expense	5,566		15,569		38,715		41,103		10,830		28,962		50,723
Net income	$9,996		$27,384		$67,209		$73,734		$27,684		$75,342		$124,822

Fixed charges:
Interest on borrowings	$40,156		$47,947		$181,773		$230,717		$253,401		$300,430		$315,755
Interest on deposits	29,427		37,032		138,049		191,015		315,371		393,897		456,039
One-third of rent expense	943		766		3,222		2,913		2,858		3,042		2,868
Total fixed charges	$70,526		$85,745		$323,044		$424,645		$571,630		$697,369		$774,662

Earnings (for ratio calculation)	$86,088		$128,698		$428,968		$539,482		$610,144		$801,673		$950,207

Ratio of earnings to fixed charges	1.22	x	1.50	x	1.33	x	1.27	x	1.07	x	1.15	x	1.23	x

Computation of Consolidated Ratio of Earnings to
Fixed Charges Excluding Interest on Deposits:

Income before income tax expense	$15,562		$42,953		$105,924		$114,837		$38,514		$104,304		$175,545
Income tax expense	5,566		15,569		38,715		41,103		10,830		28,962		50,723
Net income	$9,996		$27,384		$67,209		$73,734		$27,684		$75,342		$124,822

Fixed charges:
Interest on borrowings	$40,156		$47,947		$181,773		$230,717		$253,401		$300,430		$315,755
One-third of rent expense	943		766		3,222		2,913		2,858		3,042		2,868
Total fixed charges	$41,099		$48,713		$184,995		$233,630		$256,259		$303,472		$318,623

Earnings (for ratio calculation)	$56,661		$91,666		$290,919		$348,467		$294,773		$407,776		$494,168

Ratio of earnings to fixed charges	1.38	x	1.88	x	1.57	x	1.49	x	1.15	x	1.34	x	1.55	x

For purposes of computing the ratios of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense. Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.